UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2026

JACK HENRY & ASSOCIATES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principal Executive Offices) (Zip Code)

417-235-6652
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	JKHY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2026, the Board of Directors (the “Board”) of Jack Henry & Associates, Inc. (the “Company”) appointed Richard N. Preece as a director of the Company to fill the vacancy created when David B. Foss retired from the Board on July 15, 2026. The Board also reduced the size of the Board, from ten directors to nine, with such change to go into effect immediately prior to the 2026 Annual Meeting of Stockholders, at which time nine director nominees are expected to stand for election to the Board. Wes Brown has reached the age of 72 and will not stand for reelection based on the mandatory retirement restrictions in the Company’s Corporate Governance Guidelines.

Richard N. Preece, age 51, is Chief Executive Officer of Liminex, Inc., doing business as GoGuardian, an educational software company. Prior to joining GoGuardian in 2024, Mr. Preece served as the Chief Operating Officer at LegalZoom.com, Inc. (Nasdaq: LZ) from 2019 to 2024 and held various management and leadership positions at Intuit Inc. (Nasdaq: INTU) from 2002 to 2019, including as a Senior Vice President and US General Manager for QuickBooks. Mr. Preece brings to the Board practical experience of driving business innovation and product development in the financial services industry, as well as a deep understanding of operational and strategic needs for technology companies. Mr. Preece is a named inventor on four US patents.

In connection with the appointment, the Board determined Mr. Preece to be an independent director within the meaning of the Nasdaq Stock Market listing standards and the rules and regulations of the Securities and Exchange Commission.

In connection with Mr. Preece’s appointment, and pursuant to the Company’s compensation practices for non-employee directors, Mr. Preece will be granted a prorated portion of the annual director restricted stock unit award equaling approximately $45,479 and will be eligible for the $70,000 annual director cash retainer, which is paid quarterly in arrears. The Company and Mr. Preece will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.71 to the Company’s Current Report on Form 8-K filed February 17, 2022, and is incorporated herein by reference.

The Company has not entered into any transaction with Mr. Preece for which disclosure is required under Item 404(a) of Regulation S-K and Mr. Preece will not be employed by the Company. Mr. Preece was not elected pursuant to any arrangement or understanding between such director and any other parties.

The Board appointed Mr. Preece to serve on the Human Capital & Compensation Committee and the Risk & Compliance Committee. In addition to the compensation for his service as a director, Mr. Preece will be compensated for his service on these two committees according to the Company’s non-employee director compensation program, which provides for a $15,000 annual retainer for service on the Human Capital & Compensation Committee and a $15,000 annual retainer for service on the Risk & Compliance Committee. Each such fee is paid quarterly in arrears and will be pro-rated based on the date of appointment to such committee.

Additional information regarding the appointment of Mr. Preece is detailed in the Company’s press release dated August 24, 2026, the text of which is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
Exhibits
Exhibit No.     Description
99.1        Press Release dated August 24, 2026
104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	August 24, 2026	/s/ Mimi L. Carsley
Mimi L. Carsley
Chief Financial Officer and Treasurer